Exhibit 99.1

FROM:	Ursula H. Moran (973) 617-5756	Ray Arthur (973) 617-5755
	Investor Relations	Chief Financial Officer

FOR:	Toys “R” Us, Inc.	Susan McLaughlin (973) 617-5900
	(NYSE: TOY)	Media Relations

FOR IMMEDIATE RELEASE

TOYS “R” US ANNOUNCES SECOND QUARTER 2004 RESULTS

Company Ends Quarter With $1.1 Billion in Cash

WAYNE, NEW JERSEY, August 23, 2004 - Toys “R” Us, Inc. today announced results for its second quarter ended July 31, 2004.  The company reported net earnings of $61 million, or $0.28 per share, for the second quarter of 2004, compared with a net loss of $11 million, or $0.05 per share, for the second quarter of 2003.  For the six-month period ended July 31, 2004, the company reported net earnings of $33 million, or $0.15 per share, versus a net loss of $37 million, or $0.17 per share for 2003. (All per share figures refer to diluted per share amounts.)  Net earnings in the second quarter and first six months include the reversal of $200 million of income tax reserves as a result of the conclusion of the Internal Revenue Service’s review of proposed adjustments to the company’s tax filings for 1997 through 1999.  This reversal of income tax reserves was previously disclosed by the company in a Form 8-K filed with the Securities and Exchange Commission on July 6, 2004.

Total sales for the second quarter of 2004 were $2.0 billion, down 3.9% from $2.1 billion for the second quarter of 2003.  For the six months ended July 31, 2004, sales were $4.1 billion, down 3.2% from last year’s $4.2 billion.

Excluding the impact of currency translation that increased 2004 second quarter sales by $30 million, and a $68 million decline in sales associated with the previously announced Kids “R” Us (KRU) store closings, total sales decreased 2.2% for the second quarter.  For the first six months of 2004 currency translation had an $81 million favorable impact, while the KRU closings resulted in a $140 million decline.  Excluding these amounts, sales for the first six months of 2004 were down 1.9% compared with the same period in 2003.

Operating loss for the second quarter of 2004 was $192 million versus operating earnings of $14 million for the prior year.  For the six months ended July 31, 2004, operating loss was $207 million compared with operating earnings of $2 million for 2003.

Operating loss for the second quarter included pre-tax charges totaling $228 million, of which $38 million were included in restructuring and other charges, while $154 million were included in cost of sales and $36 million were included in SG&A.  Results for the six months ended July 31, 2004 included charges totaling $246 million, of which $53 million were included in restructuring and other charges, while $157 million were included in cost of sales and $36 million were included in SG&A.  Details of these charges are described below.

  Severance and other related charges of $14 million associated with the restructuring of the company’s corporate headquarter operations in Wayne, New Jersey.

  Markdowns of $147 million primarily to liquidate selected older toy store inventory and therefore enhance store productivity and supply chain efficiency.  This is also intended to accelerate inventory turnover and generate additional cash flow.

  Other charges of $48 million, including reserves established for unclaimed property and charges related to lease commitments on idle facilities.

  Continuing costs and charges of $19 million in the second quarter, and a total of $37 million for the first half associated with the previously announced Kids “R” Us (KRU) store closings.

Balance Sheet, Liquidity and Inventory Management

The company ended the second quarter of 2004 with $1.1 billion in cash and cash equivalents.  Net capital expenditures were $82 million for the first six months of 2004 up from $71 million last year as a result of increased investment in new and renovated Babies “R” Us stores.  We expect annual net capital expenditures for the company to come in at or below last year’s level. In addition, capital expenditures for the global toy business are expected to be significantly below anticipated annual depreciation and amortization of approximately $300 million.  At July 31, 2004, total inventories were down 14% versus last year’s first half. After adjusting for factors including currency translation (-2%), EITF 02-16 and EITF 03-10 (+2%), inventory markdowns (+6%) and the impact of the KRU store closings (+4%); inventory was down 4% versus the first half of last year.

John Eyler, Chairman and Chief Executive Officer, said, “Although the U. S. toy stores had a very challenging second quarter, we were pleased with the operating performance of our International business, Toysrus.com, and Babies “R” Us.  Before the charges described above, both the International and Babies “R” Us divisions achieved meaningful increases in operating earnings for the quarter, while losses at Toysrus.com narrowed.  We have also maintained good discipline in inventory management this year.”

Mr. Eyler continued, “Maintaining an exceptionally strong balance sheet, ample liquidity and significant financial flexibility continue to be among Toys “R” Us Inc.’s highest priorities.  We are confident that these priorities will enable us to meet all of our outstanding and ongoing financial commitments, and continue to expect that we will generate significant cash from operations this year and going forward.  In addition, as we have said previously, we pursue our business strategies with a commitment to fulfill our obligations to all of our constituents, including our equity and debt holders, vendors, associates and guests.”

Mr. Eyler concluded, "Therefore, for the balance of the year, everyone throughout our global toy organization is focused on maximizing our performance during the holiday season, our peak period for cash generation.  Our plans for all of our stores are in place, and the steps we are taking to clear selected older inventory will further improve the appearance of our stores and allow us to provide an even better showcase for offering the widest assortment of toys available to our guests in each and every Toys "R" Us store as well as on Toysrus.com."

Global Toy Business:  Segment Performance

In the U.S. Toy Store division, comparable store sales decreased 7.7% for the second quarter of 2004 and were down 6.6% for the six months ended July 31, 2004.  Total sales were $1 billion for the second quarter versus $1.1 billion for the same period last year.  Total sales for the first half were $2.1 billion versus $2.3 billion last year.  This decrease was primarily attributable to the video game business, which declined 20% versus last year’s second quarter.  Operating loss for the second quarter of 2004 was $138 million versus operating earnings of $9 million in the second quarter of 2003.  Operating loss for the six months ended July 31, 2004 was $152 million versus an operating loss of $2 million for 2003.  Results for the second quarter and the first half of 2004 include $132 million of the aforementioned charges.

In the International division, comparable toy store sales in local currencies were up 1.7% during the second quarter of 2004 and down 0.6% for the six months ended July 31, 2004.  Excluding the impact of currency translation, total sales were $442 million, up 2.3% from the same quarter last year, and were $807 million for the six months ended July 2004 as compared to $808 million for the comparable period in 2003.  Operating earnings were $6 million for the second quarter of 2004 compared to $4 million in 2003.  Operating loss of the six months ended July 31, 2004 and August 2, 2003 were $8 million.  Second quarter and first half operating results for the International division include $15 million of the aforementioned markdowns.

At Toysrus.com, second quarter 2004 sales remained flat at $51 million, as compared to the second quarter of 2003.  Second quarter sales increased 10% from last year after excluding the second quarter 2003 sales for Toysrus.com Japan which was sold to Toys “R” Us Japan during the third quarter of 2003.  Sales for the six months ended July 31, 2004 decreased 3.7% to $104 million from $108 million in 2003.  Sales for the six months ended July 31, 2004 increased 6.2% after excluding the 2003 sales of Toysrus.com Japan.  Operating loss for the second quarter of 2004 decreased to $5 million from $9 million in 2003.  For the six months ended July 31, 2004, the operating loss was $9 million versus an operating loss of $17 million for the comparable period in 2003.

Babies “R” Us Performance

The Babies “R” Us business posted a 5.8% increase in total sales to $454 million, which represents a 1.8% increase in comparable store sales versus the second quarter of 2003.  Year to date comparable store sales have increased 3.2%.  During the first half of 2004 total sales increased to $945 million, up from $877 million in 2003.  Operating earnings increased 17% to $54 million from $46 million for the second quarter of 2004.  Operating earnings for the six months ended July 31, 2004 were $117 million, up from $100 million in 2003. Two new Babies “R” Us stores opened during the first six months of 2004.  Approximately 18 additional new store openings, along with additional store renovations, are planned this year.

Sale of Kids “R” Us Stores

The company previously announced an agreement under which Office Depot, Inc. will acquire the majority of the former Kids “R” Us stores.  As previously indicated, this transaction is closing in phases.  More than half of the closings are complete at July 31, 2004, and cash proceeds of more than $100 million have been received.  The company currently anticipates that the remaining closings will be completed, and the resulting gain recorded, over the next several months as the transaction is concluded.

Implementation of EITF 03-10 and EITF 02-16

In 2004, the company adopted the provisions of Emerging Issues Task Force (EITF) Issue No. 03-10, “Application of EITF Issue No. 02-16, ‘Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor,’ by Resellers to Sales Incentives Offered to Consumers by Manufacturers” (EITF 03-10).  Accordingly, 2004 sales are recorded net of coupons redeemed.  The company’s 2003 financial results as permitted by the provisions of EITF 03-10 have been adjusted to the current year’s presentation.  Accordingly, results for the first half of 2003 have been adjusted down by $31 million ($19 million net of tax), or by $0.09 per share, of which $30 million ($19 million net of tax), or by $0.09 per share, relates to the first quarter.

The company’s 2003 results also include the implementation of EITF No. 02-16, “Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor” (EITF 02-16), which considers amounts received from vendors to be a reduction of product cost that should be recognized as merchandise is sold, unless certain restrictive provisions are met.

The implementation of the provisions of EITF 02-16 unfavorably impacted the company’s results for the second quarter of 2003 by $9 million ($6 million net of tax), or by $0.03 per share, and for the six months ended August 2, 2003 by $23 million ($15 million, net of tax), or by $0.07 per share.

The provisions of EITF 03-10 and EITF 02-16 did not permit adoption through a cumulative effect adjustment at the beginning of 2003. If we had been permitted to record a cumulative effect adjustment at the beginning of 2003, the unfavorable impact on 2003 second quarter and first six months results would have been reduced by $14 million ($9 million after tax), or $0.04 per share; and by $27 million ($17 million after tax), or $0.08 per share, respectively related to the non-recurring initial implementation of the provisions of EITF 03-10 and EITF 02-16.

The implementation of the provisions for EITF 03-10 and EITF 02-16 had no impact on the company’s cash flow.

The Toys “R” Us third quarter earnings release will occur on Monday, November 22, 2004.

Toys "R" Us is one of the leading specialty toy retailers in the world.  Currently it sells merchandise through more than 1,400 stores, including 684 toy stores in the U.S. and 585 international toy stores, including licensed and franchise stores as well as through its Internet sites at www.toysrus.com, www.imaginarium.com and www.sportsrus.com.  Babies "R" Us is the largest baby product specialty store chain in the world and a leader in the juvenile industry, and sells merchandise through 200 stores in the U.S. as well as on the Internet at www.babiesrus.com.

Second quarter ended:	07/31/2004 (2)(3)	08/02/2003 (1)
Net sales	$2,022,000,000	$2,104,000,000
Operating (loss) / earnings	$(192,000,000)	$14,000,000
Loss before income taxes	$(219,000,000)	$(18,000,000)
Net earnings / (loss)	$61,000,000	$(11,000,000)
Basic earnings / (loss) per share	$0.28	$(0.05)
Diluted earnings / (loss) per share	$0.28	$(0.05)
Average basic shares outstanding	214,200,000	213,300,000
Average diluted shares outstanding	217,500,000	213,300,000

Six months ended:	07/31/2004 (2)(3)	08/02/2003 (1)
Net sales	$4,080,000,000	$4,217,000,000
Operating (loss) / earnings	$(207,000,000)	$2,000,000
Loss before income taxes	$(263,000,000)	$(59,000,000)
Net earnings / (loss)	$33,000,000	$(37,000,000)
Basic earnings / (loss) per share	$0.15	$(0.17)
Diluted earnings / (loss) per share	$0.15	$(0.17)
Average basic shares outstanding	214,000,000	213,100,000
Average diluted shares outstanding	217,300,000	213,100,000

(1) - The company adopted the provisions of EITF 03-10 in the first quarter of 2004 and adjusted its 2003 results for comparative purposes, as permitted by these provisions.
(2) - Operating losses include of $228 million for the second quarter of 2004 and $246 million for the six months ended July 31, 2004.
(3) - Net earnings include the reversal of $200 million in income tax reserves.

This press release contains "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby.  All statements herein that are not historical facts, including statements about our beliefs or expectations, are forward-looking statements.  We generally identify these statements by words or phrases such as "anticipate," "estimate," "plan," "expect," "believe," "intend," “will," "may," and similar words or phrases.  These statements discuss, among other things, our strategy, store openings and renovations, future financial or operational performance, anticipated cost savings, results of restructurings, anticipated domestic or international developments, and other goals, targets and future occurrences and trends.  These statements are subject to risks, uncertainties and other factors, including, among others, competition in the retail industry, seasonality of our business, changes in consumer preferences and consumer spending patterns, general economic conditions in the United States and other countries in which we conduct our business, our ability to implement our strategy, availability of adequate financing, our dependence on key vendors of our merchandise, international events affecting the delivery of toys and other products to our stores, economic, political and other developments associated with our international operations, and risks, uncertainties and factors set forth in our reports and documents filed with the Securities and Exchange Commission (which reports and documents should be read in conjunction with this press release).  We believe that all forward-looking statements are based upon reasonable assumptions when made; however, we caution that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, you should not place undue reliance on these statements.  Forward-looking statements speak only as of the date when made, and we undertake no obligation to update these statements in light of subsequent events or developments.  Actual results and outcomes may differ materially from anticipated results or outcomes discussed in forward-looking statements.

######

TOYS “R” US, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share information)
(unaudited)

	SECOND QUARTER ENDED
	July 31, 2004	August 2, 2003
Net sales	$2,022	$2,104
Cost of sales	1,441	1,368

Gross margin	581	736

Selling, general and administrative expenses	656	641
Depreciation and amortization	79	81
Restructuring and other charges	38	-

Total operating expenses	773	722

Operating (loss) / earnings	(192)	14

Interest expense - net	(27)	(32)

Loss before income taxes	(219)	(18)

Income taxes	(80)	(7)

Reversal of income tax reserves	(200)	-

Net earnings / (loss)	$61	$(11)

Basic earnings / (loss) per share	$0.28	$(0.05)
Diluted earnings / (loss) per share	$0.28	$(0.05)

Average basic shares outstanding	214.2	213.3

Average diluted shares outstanding	217.5	213.3

NOTE:

We adopted the provisions of EITF 03-10 in the first quarter of 2004. Our 2003 consolidated financial statements have been adjusted for comparative purposes, as permitted by the provisions of EITF 03-10. In addition, we adopted the provisions of EITF 02-16 in the first quarter of 2003. The presentation of our operating results for the second quarter of 2003, as adjusted for the provisions of EITF 03-10 and EITF 02-16, have been unfavorably impacted by $14 million ($9 million after tax), or $0.04 per share related to the non-recurring initial implementation of the provisions of EITF 03-10 and EITF 02-16.

TOYS “R” US, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share information)
(unaudited)

	SIX MONTHS ENDED
	July 31, 2004	August 2, 2003
Net sales	$4,080	$4,217
Cost of sales	2,771	2,761

Gross margin	1,309	1,456

Selling, general and administrative expenses	1,303	1,293
Depreciation and amortization	160	161
Restructuring and other charges	53	-

Total operating expenses	1,516	1,454

Operating (loss) / earnings	(207)	2

Interest expense - net	(56)	(61)

Loss before income taxes	(263)	(59)

Income taxes	(96)	(22)

Reversal of income tax reserves	(200)	-

Net earnings / (loss)	$33	$(37)

Basic earnings / (loss) per share	$0.15	$(0.17)
Diluted earnings / (loss) per share	$0.15	$(0.17)

Average basic shares outstanding	214.0	213.1

Average diluted shares outstanding	217.3	213.1

Common shares outstanding at end of period	214.3	213.3

NOTE:

We adopted the provisions of EITF 03-10 in the first quarter of 2004. Our 2003 consolidated financial statements have been adjusted for comparative purposes, as permitted by the provisions of EITF 03-10. In addition, we adopted the provisions of EITF 02-16 in the first quarter of 2003. The presentation of our operating results for the six months ended August 2, 2003, as adjusted for the provisions of EITF 03-10 and EITF 02-16, have been unfavorably impacted by $27 million ($17 million after tax), or $0.08 per share, related to the non-recurring initial implementation of the provisions of EITF 03-10 and EITF 02-16.

TOYS “R” US, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(In millions)
(unaudited)

	SECOND QUARTER ENDED
	July 31, 2004	August 2, 2003
Net sales
Toys “R” Us - U.S.	$1,044	$1,123
Toys “R” Us - International	472	432
Babies “R” Us	454	429
Toysrus.com	51	51
Kids “R” Us	1	69

Total	$2,022	$2,104

Operating (loss) / earnings
Toys “R” Us - U.S.	$(138)	$9
Toys “R” Us - International	6	4
Babies “R” Us	54	46
Toysrus.com, net of minority interest	(5)	(9)
Kids “R” Us	(8)	(15)
Other (1)	(63)	(21)
Restructuring and other charges	(38)	-

Operating (loss) / earnings	(192)	14

Interest expense - net	(27)	(32)

Loss before income taxes	$(219)	$(18)

(1) Includes corporate expenses, the operating results of Toy Box, and the equity earnings of Toys “R” Us – Japan.

  TOYS “R” US, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(In millions)
(unaudited)

	SIX MONTHS ENDED
	July 31, 2004	August 2, 2003
Net sales
Toys “R” Us - U.S.	$2,115	$2,256
Toys “R” Us - International	888	808
Babies “R” Us	945	877
Toysrus.com	104	108
Kids “R” Us	28	168

Total	$4,080	$4,217

Operating (loss) / earnings
Toys “R” Us - U.S.	$(152)	$(2)
Toys “R” Us - International	(8)	(8)
Babies “R” Us	117	100
Toysrus.com, net of minority interest	(9)	(17)
Kids “R” Us	(8)	(23)
Other (1)	(94)	(48)
Restructuring and other charges	(53)	-

Operating (loss) / earnings	(207)	2

Interest expense - net	(56)	(61)

Loss before income taxes	$(263)	$(59)

(1) Includes corporate expenses, the operating results of Toy Box, and the equity earnings of Toys “R” Us – Japan.

TOYS “R” US, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED BALANCE SHEETS

(In millions)
(unaudited)

	July 31, 2004	August 2, 2003	January 31, 2004

 ASSETS

Cash and cash equivalents	$1,063	$925	$2,003
Restricted cash	-	53	-
Merchandise inventories	2,102	2,458	2,080
Other current assets	290	300	558

Total current assets	3,455	3,736	4,641

Property and equipment, net	4,465	4,701	4,572
Goodwill, net	348	348	348
Other assets	576	699	613

Total Assets	$8,844	$9,484	$10,174

LIABILITIES AND STOCKHOLDERS’ EQUITY

Short-term borrowings	$-	$-	$-
Accounts payable	827	957	991
Income tax (benefit) / payable	(98)	220	214
Accrued expenses and other current liabilities	693	590	894
Current portion of long-term debt	33	944	657

Total current liabilities	1,455	2,711	2,756

Long-term debt	2,268	1,907	2,349
Other non-current liabilities	884	843	866
Minority interest in Toysrus.com	5	7	9

Total stockholders’ equity	4,232	4,016	4,194

Total Liabilities and Stockholders’ Equity	$8,844	$9,484	$10,174

NOTE:
Our 2003 consolidated financial statements have been adjusted for comparative purposes, as permitted by the provisions of EITF 03-10.

TOYS “R” US, INC. AND SUBSIDIARIES
SUMMARY STATEMENTS OF CONSOLIDATED CASH FLOWS

(In millions)
(unaudited)

	SIX MONTHS ENDED
	July 31, 2004	August 2, 2003
Cash Flows from Operating Activities:

Net earnings / (loss)	$33	$(37)
Depreciation and amortization	160	161
Other non-cash items	12	(6)
Change in merchandise inventories	(29)	(251)
Change in income tax payable	(313)	(36)
Changes in accounts payable, accrued expenses and other liabilities	(351)	(212)
Changes in other operating assets and liabilities	10	(5)

Net cash from operating activities	(478)	(386)

Cash Flows from Investing Activities:

Capital expenditures, net	(82)	(71)
Proceeds from sale of fixed assets	103	-

Net cash from investing activities	21	(71)

Cash Flows from Financing Activities

Long-term debt borrowings	-	393
Long-term debt repayment	(491)	(17)
Other	5	-

Net cash from financing activities	(486)	376

Effect of exchange rate changes on cash and cash equivalents	3	(17)

Cash and Cash Equivalents

Net decrease during period	(940)	(98)
Beginning of period	2,003	1,023

End of period	$1,063	$925